Exhibit 99.5

[Letterhead of Goldman, Sachs & Co.]

May 30, 2012

Board of Directors

Catalyst Health Solutions, Inc.

800 King Farm Boulevard,

Rockville, MD 20850

Re:	Registration Statement on Form S-4 of

Catalyst Health Solutions, Inc., filed May 30, 2012 (the “Registration Statement”)

Gentlemen:

Reference is made to our opinion letter, dated April 17, 2012 (“Opinion Letter”), with respect to the fairness from a financial point of view to the holders (other than SXC Health Solutions Corp. (“SXC”) and its affiliates) of the outstanding shares of common stock, par value $0.01 per share (the “Shares”) of Catalyst Health Solutions, Inc. (the “Company”) of the Consideration (as defined below) to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of April 17, 2012 (the “Agreement”), by and among SXC, SXC Health Solutions, Inc., a direct wholly owned subsidiary of SXC (“US Corp”), Catamaran I Corp., a direct wholly owned subsidiary of US Corp (“Merger Sub”), Catamaran II LLC, a direct wholly owned subsidiary of US Corp, and the Company. The Agreement provides that Merger Sub will be merged with and into the Company and each outstanding Share will be converted into $28.00 in cash (the “Cash Consideration”) and 0.6606 shares of common stock, no par value, of SXC (the “Stock Consideration”; together with the Cash Consideration, the “Consideration”).

The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the Registration Statement.

In that regard, we hereby consent to the reference to our Opinion Letter under the captions “Summary – Opinions of Financial Advisors”, “The Merger – Background of the Merger”, “The Merger – Recommendation of the Catalyst Board of Directors and Its Reasons for the Merger”, and “The Merger – Opinion of Catalyst’s Financial Advisor” and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/    Goldman, Sachs & Co.

(GOLDMAN, SACHS & CO.)